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                                                                       EXHIBIT 5

                        [LETTERHEAD OF STANLEY S. STROUP]







                                        October 26, 1994



Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479-1000

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 400,000 shares of the common stock (the "Shares"), par value $1 2/3 per share, of Norwest Corporation (the "Corporation"), a Delaware corporation, which are proposed to be issued by the Corporation in connection with the merger of a wholly owned subsidiary of the Corporation with Alexandria Securities and Investment Company, a Minnesota corporation, (the "Merger") and the related merger of Community State Bank of Alexandria, a Minnesota state bank, with a wholly owned subsidiary of the Corporation (the "Bank Merger"), I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares in connection with the Merger and the Bank Merger, and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid, and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Stanley S. Stroup